Exhibit 3.1
ARTICLES OF AMENDMENT
OF
RED LION HOTELS CORPORATION
     Pursuant to RCW 23B.10.030 and RCW 23B.10.060 of the Washington Business Corporation Act, the undersigned corporation hereby submits the following amendment to the corporation’s Amended and Restated Articles of Incorporation, as previously amended.
     1. The name of the corporation is Red Lion Hotels Corporation.
     2. The text of Article Twelfth is amended in its entirety to read as follows:
TWELFTH: The number of directors of the Corporation which shall constitute the entire Board of Directors shall be such as from time to time shall be determined by a majority of the then authorized number of directors, but in no case shall the number be less than three nor more than 13. At the 2011 annual meeting of shareholders, the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the 2012 annual meeting of shareholders, or until such director’s successor is elected and qualified. At the 2012 annual meeting of shareholders, the successor of each director whose term expires at that meeting shall be elected to hold office for a term expiring at the 2013 annual meeting of shareholders, or until such director’s successor is elected and qualified. Each director elected by the shareholders at and after the 2013 annual meeting of shareholders shall hold office for a term expiring at the next annual meeting of shareholders, or until such director’s successor is elected and qualified. Except as otherwise provided in these Articles of Incorporation, any newly created directorship resulting from any increase in the number of directors and any vacancy on the Board of Directors resulting from death, resignation, removal or other cause may be filled by the affirmative vote of a majority of the directors then in office, even if such majority is less than a quorum of the Board of Directors, and the person appointed thereto shall hold office until the next annual meeting of shareholders, or until such director’s successor is elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     3. The date of adoption of such amendment was February 8, 2011.
     4. Such amendment was duly approved by the shareholders in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.
     5. These Articles of Amendment will be effective at 8:15 a.m. Pacific Daylight Time on May 19, 2011.
     DATED: May 18, 2011.

RED LION HOTELS CORPORATION
By /s/ Thomas L. McKeirnan
Thomas L. McKeirnan, Secretary